Exhibit 99.1

(WPS RESOURCES CORPORATION LETTERHEAD)

For Release: August 4, 2005

WPS RESOURCES CORPORATION
REPORTS EARNINGS FOR SECOND QUARTER OF 2005

Green Bay, WI -- WPS Resources Corporation (NYSE: WPS) announces the following:

    Highlights:

  Year-to-date basic earnings per share of $2.37, an 87% increase compared to $1.27 for the same period in the prior year
  Second quarter basic earnings per share of $0.63, a 425% increase compared to $0.12 for the same quarter in the prior year
  2005 basic earnings per share guidance of $3.62 to $3.86

WPS Resources' income available for common shareholders was $89.8 million for the six-month period ended June 30, 2005, compared with $47.2 million for the six-month period ended June 30, 2004. Basic earnings per share of WPS Resources' common stock were $2.37 for the six months ended June 30, 2005, compared with $1.27 for the six months ended June 30, 2004.

WPS Resources' income available for common shareholders was $23.9 million for the quarter ended June 30, 2005, compared with $4.6 million for the quarter ended June 30, 2004. Basic earnings per share of WPS Resources' common stock were $0.63 for the second quarter of 2005, compared with $0.12 for the second quarter of 2004.

"Year-to-date financial results remain strong," stated Larry Weyers, WPS Resources' Chairman, President, and CEO. "Earnings at our nonregulated WPS Power Development subsidiary have exceeded our plan, largely due to higher margins at Sunbury. With the expiration of a fixed price outtake contract on December 31, 2004, Sunbury had more opportunities to sell power into the market. Market prices were significantly higher than the prices previously received under the expired outtake contract. Warm weather conditions contributed to an increase in electric utility earnings. As a result of the warm weather, both Wisconsin Public Service and Upper Peninsula Power set all-time records for meeting peak electric demand in the second quarter, and this trend continued into the third quarter. In connection with our asset management strategy, which

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WPS Resources Corporation Reports Earnings for Second Quarter of 2005

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calls for the continuing disposition and acquisition of assets in a manner that enhances our earnings capability, we completed the sale of Sunbury's allocated emission allowances in the second quarter. Proceeds from this sale give us time to evaluate various operational and sales alternatives for Sunbury," he said.

Year-To-Date Results

The following tables depict income available for common shareholders and revenue for the six-month periods ended June 30, 2005, and June 30, 2004, and include a reconciliation of the increase in basic earnings per share for the six months ended June 30, 2005, compared to the same period in 2004.

WPS Resources' Income and Revenue
For the Six Months Ended June 30, 2005 and June 30, 2004
	Income (Loss)		Revenue
Segment	2005 (in millions)	2004 (in millions)	2005 (in millions)	2004 (in millions)
Electric Utility	$44.4	$28.1	$ 484.2	$ 433.7
Gas Utility	12.1	13.2	264.4	243.2
WPS Energy Services	16.3	14.2	2,016.3	1,742.6
WPS Power Development	15.5	(9.2)	89.4	59.8
Holding Company and Other	1.5	0.9	0.6	0.6
Intersegment Eliminations	-	-	(40.5)	(33.4)
Total WPS Resources	$89.8	$47.2	$2,814.4	$2,446.5

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WPS Resources Corporation Reports Earnings for Second Quarter of 2005

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Detail of WPS Resources' Earnings and Earnings Per Share Changes
Between the Six Months Ended June 30, 2005 and June 30, 2004

	Dollar Impact In millions (Before Tax)	Earnings Per Share Impact (After Tax)
Increase in Electric Utility Margin	$32.8	$ .52
Increase in Gas Utility Margin	1.3	.02
Decrease in WPS Energy Services' Electric Margin	(2.1)	(.03)
Increase in WPS Energy Services' Gas Margin	8.0	.13
Increase in WPS Power Development's Margin	25.6	.41
Increase in Operating and Maintenance Expense	(5.2)	(.08)
Increase in Depreciation and Decommissioning Expense	(43.5)	(.69)
Gain on Sale of Emission Allowances	86.8	1.37
Impairment Loss	(80.6)	(1.28)
Increase in Miscellaneous Income	42.3	.67
Increase in Interest Expense	(11.3)	(.18)
Provision for Income Taxes		.26
Change in Other Items and Rounding		(.02)
Total Earnings Per Share Impact		$ 1.10

Comparison of Weather Impact on Utility Earnings
Between the Six Months Ended June 30, 2005 and June 30, 2004

	Percent Change	Electric EPS Impact (After Tax)	Gas EPS Impact (After Tax)
Heating Compared with Normal	2% warmer	$(0.01)	$(0.05)
Cooling Compared with Normal	58% warmer	0.10	-
Heating Compared with Prior Year	4% warmer	(0.02)	(0.04)
Cooling Compared with Prior Year	245% warmer	0.16	-

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WPS Resources Corporation Reports Earnings for Second Quarter of 2005

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Segments

WPS Resources' Electric Utility segment includes the regulated electric utility operations of two wholly owned regulated utility subsidiaries, Wisconsin Public Service Corporation and Upper Peninsula Power Company. The Gas Utility segment consists of the natural gas utility operations at Wisconsin Public Service. Nonregulated segments include WPS Energy Services, Inc., a diversified energy supply and services company, and WPS Power Development, LLC., an electric generation company. The Holding Company and Other segment includes the operations of the WPS Resources holding company and the non-utility activities of Wisconsin Public Service and Upper Peninsula Power.

Year-to-date Highlights
  The margin contributed by the electric utility increased $32.8 million for the six months ended June 30, 2005, compared to the same period in the prior year. The increase was driven by an approved retail electric rate increase of $60.7 million annually (8.6%), which was effective January 1, 2005, and a 6.0% increase in electric sales volumes. The rate increase was required primarily to recover increased costs related to fuel and purchased power and costs related to construction of the Weston 4 base-load generation facility. Electric sales volumes increased because of warmer weather conditions during the cooling season and new power sales agreements that were entered into with several wholesale customers.
  WPS Energy Services' margin increased $6.0 million for the six months ended June 30, 2005, compared to the same period in 2004, due primarily to improved financial results from natural gas operations. The natural gas margin increased $8.0 million, largely due to higher sales volumes related to the addition of new customers, and improved management of supply for Ohio residential and commercial customers. WPS Energy Services' electric margin decreased $2.1 million. An $8.2 million decrease in margin from retail electric operations in Michigan, driven by higher transmission related charges resulting from the Seams Elimination Charge Adjustment, and customer attrition related to tariff changes and high wholesale energy prices, was partially offset by higher margin from portfolio optimization strategies and positive financial results from Advantage Energy.

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WPS Resources Corporation Reports Earnings for Second Quarter of 2005

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  WPS Power Development's margin increased $25.6 million. While modest margin improvements were noted at several of WPS Power Development's subsidiaries, the greatest improvement occurred at Sunbury. Sunbury's margin improved by $16.5 million, primarily due to more opportunities to sell power into the market as a result of the expiration of a fixed price outtake contract on December 31, 2004. Although Sunbury's overall sales volumes have decreased compared to the same period in 2004 because of planned outages and temporary shutdowns due to economics, market energy prices during the period were significantly higher than the fixed price previously received under the expired contract. Mark-to-market gains on derivative instruments utilized to protect a portion of WPS Power Development's Section 29 federal tax credits, net of related premium amortization, contributed $3.9 million to the increase in WPS Power Development's margin.
  The increases in depreciation expense and miscellaneous income are primarily related to gains realized on the nonqualified nuclear decommissioning trust assets. Approximately $38 million of the increase in miscellaneous income was related to these realized gains. A change in the investment strategy for the nonqualified decommissioning trust assets resulted in approximately $63 million of realized gains. The nonqualified decommissioning trust assets were placed in more conservative investments in anticipation of the sale of Kewaunee. Pursuant to regulatory practice, $38 million of realized gains were recognized in miscellaneous income, and were offset by a $38 million increase in decommissioning expense. As the nonqualified decommissioning trust funds will be returned to ratepayers pursuant to the Public Service Commission of Wisconsin's order approving the sale of Kewaunee, the remaining $25 million of realized gains were deferred as a regulatory liability. Overall, the change in investment strategy for the nonqualified decommissioning trust assets had no impact on income available for common shareholders.
  WPS Power Development completed the sale of Sunbury's allocated emission allowances for $109.9 million in May 2005, resulting in a pre-tax gain of $85.9 million. WPS Power Development also sold a small amount of Sunbury's emission allowances in the first quarter of 2005, recognizing a pre-tax gain of $0.9 million. Partially offsetting the gain on the sale of emission allowances, WPS Resources recorded a non-cash, pre-tax impairment charge of $80.6 million in the second quarter of 2005 to reduce the carrying value of the Sunbury generation assets to fair value. The impairment charge reflects the reduction in the fair value

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WPS Resources Corporation Reports Earnings for Second Quarter of 2005

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of the Sunbury assets without the related emission allowances. The following table summarizes the impact on income before taxes of Sunbury transactions that occurred during the six months ended June 30, 2005.

(In Millions)	Increase/(Decrease) To Income Before Taxes
Gain on sale of emission allowances	$ 86.8
Impairment loss	(80.6)
Termination of interest rate swap (discussed in more detail below)	(9.1)
Write-down of spare parts inventory (recorded in operating and maintenance expense)	(0.7)
Impact on income before taxes	$ (3.6)

  Interest expense increased $11.3 million. In June 2005, the Sunbury non-recourse debt obligation was restructured to a WPS Resources' obligation. The restructuring of the debt triggered the recognition of $9.1 million of interest expense related to losses on interest rate swaps previously deferred under hedge accounting rules as a component of other comprehensive income. The interest rate swaps previously hedged the interest rate exposure on Sunbury's non-recourse debt obligation. The remaining increase in interest expense was primarily related to an increase in the level of debt outstanding. Debt levels have increased primarily related to recent capital expenditures (including the Weston 4 base-load plant) and funding of costs related to the Wausau, Wisconsin, to Duluth, Minnesota, transmission line.
  An increase in the amount of Section 29 federal tax credits recognized for the six months ended June 30, 2005, compared to the same period in the prior year, resulted in an increase in income available for common shareholders. Our ownership interest in the synthetic fuel operation resulted in recognizing the tax benefit of Section 29 federal tax credits totaling $18.6 million for the six months ended June 30, 2005, and $8.8 million for the six months ended June 30, 2004. In compliance with generally accepted accounting principles, the amount of Section 29 federal tax credits recognized is based upon the estimated annual effective tax rate and is not necessarily reflective of tax credits produced during the period. For the year ending December 31, 2005, we expect to recognize the benefit of Section 29 federal tax credits totaling approximately $24 million. For the year ended December 31, 2004, we recognized the benefit of $27.8 million of Section 29 federal tax credits.

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WPS Resources Corporation Reports Earnings for Second Quarter of 2005

August 4, 2005

Second Quarter Results

The following tables depict income available for common shareholders and revenue for the quarters ended June 30, 2005, and June 30, 2004, and include a reconciliation of the increase in basic earnings per share for the quarter ended June 30, 2005, compared to the same quarter in 2004.

WPS Resources' Income and Revenue
For the Quarters Ended June 30, 2005 and June 30, 2004
	Income (Loss)		Revenue
Segment	2005 (in millions)	2004 (in millions)	2005 (in millions)	2004 (in millions)
Electric Utility	$20.9	$ 9.9	$ 240.2	$ 210.8
Gas Utility	(1.9)	(0.4)	89.8	69.6
WPS Energy Services	4.6	2.1	981.9	766.5
WPS Power Development	(1.0)	(8.2)	37.0	27.4
Holding Company and Other	1.3	1.2	0.3	0.3
Intersegment Eliminations	-	-	(21.7)	(15.1)
Total WPS Resources	$23.9	$ 4.6	$1,327.5	$1,059.5

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WPS Resources Corporation Reports Earnings for Second Quarter of 2005

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Detail of WPS Resources' Earnings and Earnings Per Share Changes
Between the Quarters Ended June 30, 2005 and June 30, 2004

	Dollar Impact In millions (Before Tax)	Earnings Per Share Impact (After Tax)
Increase in Electric Utility Margin	$ 19.9	$ .31
Increase in Gas Utility Margin	0.3	-
Increase in WPS Energy Services' Electric Margin	0.7	.01
Increase in WPS Energy Services' Gas Margin	5.7	.09
Increase in WPS Power Development's Margin	9.3	.15
Increase in Operating and Maintenance Expense	(3.4)	(.05)
Increase in Depreciation and Decommissioning Expense	(40.0)	(.63)
Gain on Sale of Emission Allowances	85.9	1.36
Impairment Loss	(80.6)	(1.27)
Increase in Miscellaneous Income	39.4	.62
Increase in Interest Expense	(10.0)	(.16)
Provision for Income Taxes		.09
Change in Other Items and Rounding		(.01)
Total Earnings Per Share Impact		$ .51

Comparison of Weather Impact on Utility Earnings
Between the Quarters Ended June 30, 2005 and June 30, 2004

	Percent Change	Electric EPS Impact (After Tax)	Gas EPS Impact (After Tax)
Heating Compared with Normal	11% warmer	$ (0.01)	$ (0.05)
Cooling Compared with Normal	58% warmer	0.10	-
Heating Compared with Prior Year	15% warmer	(0.01)	(0.04)
Cooling Compared with Prior Year	245% warmer	0.16	-

Second Quarter Highlights

  The margin contributed by the electric utility increased $19.9 million, driven by an 11.0% increase in electric sales volumes and an approved retail electric rate increase of $60.7 million annually (8.6%), which was effective January 1, 2005. The rate increase was required primarily to recover increased costs related to fuel and purchased power, and costs related to construction of the Weston 4 base-load generation facility. Electric sales volumes

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WPS Resources Corporation Reports Earnings for Second Quarter of 2005

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increased because of warmer weather conditions during the cooling season and new power sales agreements that were entered into with several wholesale customers.
  WPS Energy Services' margin increased $6.4 million for the quarter ended June 30, 2005, compared to the same quarter in 2004, due primarily to improved financial results from natural gas operations. The natural gas margin increased $5.7 million, driven by a $3.3 million favorable settlement with a wholesale counterparty and an increase in margin from structured wholesale transactions (the increase in transaction opportunities was primarily related to increased variability in the price of natural gas in the second quarter of 2005, compared to the same quarter in 2004). WPS Energy Services' electric margin increased $0.7 million. A $4.6 million increase in the wholesale electric margin (primarily related to portfolio optimization strategies) and retail margin from Advantage Energy, was substantially offset by lower margin from retail electric operations in Michigan, driven by higher transmission related charges resulting from the Seams Elimination Charge Adjustment, and customer attrition related to tariff changes and high wholesale energy prices.
  WPS Power Development's margin increased $9.3 million. While modest margin improvements were noted at several of WPS Power Development's subsidiaries, the greatest improvement occurred at Sunbury. Sunbury's margin improved by $5.8 million, primarily due to more opportunities to sell power into the market as a result of the expiration of a fixed price outtake contract on December 31, 2004. Mark-to-market gains on derivative instruments utilized to protect a portion of WPS Power Development's Section 29 federal tax credits, net of related premium amortization, contributed $1.1 million to the increase in WPS Power Development's margin.
  An increase in the amount of Section 29 federal tax credits recognized for the quarter ended June 30, 2005, compared to the same quarter in the prior year resulted in an increase in income available for common shareholders. Our ownership interest in the synthetic fuel operation resulted in recognizing the tax benefit of Section 29 federal tax credits totaling $5.8 million for the quarter ended June 30, 2005, and $2.0 million for the quarter ended June 30, 2004. In compliance with generally accepted accounting principles, the amount of Section 29 federal tax credits recognized is based upon the estimated annual effective tax rate and is not necessarily reflective of tax credits produced during the period.

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WPS Resources Corporation Reports Earnings for Second Quarter of 2005

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  Explanations for the quarter-over-quarter changes in, depreciation and decommissioning expense, gain on sale of emission allowances, impairment loss, miscellaneous income, and interest expense are similar to the year-to-date discussion above.

2005 EARNINGS FORECAST

In 2005, we are continuing to manage our portfolio of businesses to achieve utility and nonregulated growth but we are placing emphasis on regulated growth, which limits our exposure to the risks of nonregulated markets. In all of our business units, we continue to utilize financial tools commonly used in the industry to help mitigate risk. Also, our asset management strategy will continue to deliver shareholder return from certain asset transactions. Our long-term basic earnings per share growth rate target remains at 6% to 8% on an average annualized basis, with fluctuations in any given year that may be above or below that targeted range. Our 2005 basic earnings per share guidance for income from continuing operations is between $3.62 and $3.86, assuming normal weather for the remainder of the year, availability of our generation units, and completion of our planned land sales. Earnings per share guidance does not reflect the cumulative effect adjustment that may be required upon our adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, which is effective December 31, 2005.

CONFERENCE CALL

An earnings conference call is scheduled for 3 p.m. Central Time, on Thursday, August 4. Larry L. Weyers, WPS Resources' Chairman, President, and CEO, will discuss second quarter 2005 financial results. To access the call, which is open to the public, call 888-690-9634 (toll free) 15 minutes prior to the scheduled start time. Callers will be required to supply EARNINGS as the passcode and MR. LARRY WEYERS as the leader. Callers will be placed on hold with music until the call begins. A replay of the conference call will be available through August 18, 2005, by dialing 800-294-3091.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," and other similar words. Although we believe we

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WPS Resources Corporation Reports Earnings for Second Quarter of 2005

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have been prudent in our plans and assumptions, there can be no assurance that indicated results will be realized. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise. We recommend that you consult any further disclosures we make on related subjects in our 10-Q, 8-K, and 10-K reports to the Securities and Exchange Commission.

The following is a cautionary list of risks and uncertainties that may affect the assumptions which form the basis of forward-looking statements relevant to our business. These factors, and other factors not listed here, could cause actual results to differ materially from those contained in forward-looking statements.
  Resolution of pending and future rate cases and negotiations (including the recovery of deferred costs) and other regulatory decisions regarding Wisconsin Public Service Corporation and Upper Peninsula Power Company;
  The impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, changes in environmental, tax, and other laws and regulations to which WPS Resources and its subsidiaries are subject, as well as changes in application of existing laws and regulations;
  Current and future litigation, regulatory investigations, proceedings or inquiries, including manufactured gas plant site cleanup and pending Environmental Protection Agency investigations of Wisconsin Public Service Corporation's generation facilities;
  Resolution of audits by the Internal Revenue Service and various state revenue agencies;
  The effects, extent, and timing of additional competition in the markets in which WPS Resources Corporation's subsidiaries operate;
  The impact of fluctuations in commodity prices, interest rates, and customer demand;
  Available sources and costs of fuels and purchased power;

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WPS Resources Corporation Reports Earnings for Second Quarter of 2005

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  Ability to control costs (including costs of decommissioning generation facilities);
  Investment performance of employee benefit plans;
  Advances in technology;
  Effects of and changes in political, legal, and economic conditions and developments in the United States;
  The performance of projects undertaken by nonregulated businesses and the success of efforts to invest in and develop new opportunities;
  Potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed (such as construction of the Weston 4 generation plant and construction of the Wausau, Wisconsin, to Duluth, Minnesota, transmission line);
  The direct or indirect effect resulting from terrorist incidents or responses to such incidents;
  Financial market conditions and the results of financing efforts, including credit ratings and risks associated with commodity prices, interest rates, and counterparty credit;
  Weather and other natural phenomena; and
  The effect of accounting pronouncements issued periodically by standard-setting bodies.

For additional information, see attached financials or contact:

Joseph P. O'Leary, Senior Vice President and Chief Financial Officer
WPS Resources Corporation
(920) 433-1463

or

Donna M. Sheedy, Manager Investor Relations
WPS Resources Corporation
(920) 433-1857

//END//

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WPS RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)	Three Months Ended		Six Months Ended
	June 30		June 30
(Millions, except per share amounts)	2005	2004	2005	2004

Nonregulated revenue	$1,006.1	$783.7	$2,082.1	$1,784.0
Utility revenue	321.4	275.8	732.3	662.5
Total revenues	1,327.5	1,059.5	2,814.4	2,446.5

Nonregulated cost of fuel, gas, and purchased power	970.2	762.0	1,989.0	1,715.4
Utility cost of fuel, gas, and purchased power	134.7	110.6	336.3	307.6
Operating and maintenance expense	142.1	138.7	275.4	270.2
Depreciation and decommissioning expense	66.6	26.6	95.8	52.3
Gain on sale of emission allowances	(85.9)	-	(86.8)	-
Impairment loss	80.6	-	80.6	-
Taxes other than income	11.9	11.5	23.9	23.3
Operating income	7.3	10.1	100.2	77.7

Miscellaneous income	45.5	6.1	53.2	10.9
Interest expense	(24.4)	(14.4)	(40.6)	(29.3)
Minority interest	1.2	1.1	2.2	1.1
Other income (expense)	22.3	(7.2)	14.8	(17.3)

Income before taxes	29.6	2.9	115.0	60.4
Provision (benefit) for income taxes	4.9	(2.5)	23.6	11.6
Net income before preferred stock dividends of subsidiary	24.7	5.4	91.4	48.8

Preferred stock dividends of subsidiary	0.8	0.8	1.6	1.6
Income available for common shareholders	$23.9	$4.6	$89.8	$47.2

Average shares of common stock
Basic	38.0	37.3	37.9	37.2
Diluted	38.4	37.5	38.2	37.4

Earnings per common share
Basic	$0.63	$0.12	$2.37	$1.27
Diluted	$0.62	$0.12	$2.35	$1.26

Dividends per common share declared	$0.555	$0.545	$1.110	$1.090

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WPS RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)	June 30	December 31
(Millions)	2005	2004

Assets
Cash and cash equivalents	$23.2	$40.0
Accounts receivable - net of reserves of $8.6 and $8.0, respectively	512.7	531.3
Accrued unbilled revenues	66.5	113.2
Inventories	183.8	196.1
Current assets from risk management activities	404.7	376.5
Assets held for sale	0.8	24.1
Other current assets	80.8	91.5
Current assets	1,272.5	1,372.7

Property, plant, and equipment, net of reserves of $1,622.1 and $1,588.5, respectively	2,143.0	2,076.5
Nuclear decommissioning trusts	345.5	344.5
Regulatory assets	218.1	160.9
Long-term assets from risk management activities	135.0	74.6
Other	338.4	347.6
Total assets	$4,452.5	$4,376.8

Liabilities and Shareholders' Equity
Short-term debt	$259.9	$292.4
Current portion of long-term debt	3.7	6.7
Accounts payable	540.4	589.4
Current liabilities from risk management activities	390.2	338.6
Deferred income taxes	7.0	9.1
Other current liabilities	118.3	73.2
Current liabilities	1,319.5	1,309.4

Long-term debt	869.6	865.7
Deferred income taxes	25.0	71.0
Deferred investment tax credits	15.4	16.2
Regulatory liabilities	272.4	288.3
Environmental remediation liabilities	67.1	68.4
Pension and postretirement benefit obligations	93.7	94.6
Long-term liabilities from risk management activities	112.9	62.5
Asset retirement obligations	377.3	366.6
Other	97.5	91.2
Long-term liabilities	1,930.9	1,924.5

Commitments and contingencies

Preferred stock of subsidiary with no mandatory redemption	51.1	51.1
Common stock equity	1,151.0	1,091.8
Total liabilities and shareholders' equity	$4,452.5	$4,376.8

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WPS RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Six Months Ended
	June 30
(Millions)	2005	2004
Operating Activities
Net income before preferred stock dividends of subsidiary	$91.4	$48.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and decommissioning	95.8	52.3
Amortization of nuclear fuel and other	23.4	21.0
Realized gain on investments held in trust, net of regulatory deferral	(15.7)	(2.3)
Pension and postretirement expense	25.3	20.8
Pension and postretirement funding	(3.0)	-
Deferred income taxes and investment tax credit	(44.7)	1.4
Unrealized gains on nonregulated energy contracts	(2.4)	(1.1)
Gain on sale of partial interest in synthetic fuel operation	(3.7)	(3.7)
Gain on sale of emission allowances	(86.8)	-
Impairment loss	80.6	-
Deferral of Kewaunee outage costs	(55.3)	-
Other	(9.6)	(14.2)
Changes in working capital
Receivables, net	69.0	162.8
Inventories	15.1	53.0
Other current assets	9.9	(1.1)
Accounts payable	(58.4)	(87.8)
Other current liabilities	27.5	(13.4)
Net cash provided by operating activities	158.4	236.5

Investing Activities
Capital expenditures	(188.7)	(115.1)
Sale of property, plant, and equipment	2.6	3.2
Sale of emission allowances	110.9	-
Purchase of equity investments and other acquisitions	(30.3)	(19.1)
Decommissioning funding	-	(0.3)
Other	(0.4)	12.6
Net cash used for investing activities	(105.9)	(118.7)

Financing Activities
Short-term debt, net	(29.9)	30.0
Repayment of long-term debt and note to preferred stock trust	(2.0)	(104.8)
Payment of dividends
Preferred stock	(1.6)	(1.6)
Common stock	(41.6)	(40.3)
Issuance of common stock	16.9	16.3
Other	(11.1)	(1.8)
Net cash used for financing activities	(69.3)	(102.2)
Change in cash and cash equivalents	(16.8)	15.6
Cash and cash equivalents at beginning of period	40.0	50.7
Cash and cash equivalents at end of period	$23.2	$66.3